Exhibit 99.1

BIO-PATH HOLDINGS REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

Conference Call to be Held Today at 8:30 A.M. ET

HOUSTON—August 16, 2022 – Bio-Path Holdings, Inc., (NASDAQ:BPTH), a biotechnology company leveraging its proprietary DNAbilize® liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced its financial results for the second quarter ended June 30, 2022 and provided an update on recent corporate developments.

“Throughout the second quarter and in recent weeks, we have made substantial operational progress as we continue to advance our DNAbilize platform of products along the clinical pathway. Toward that end, we look forward to initiating our Phase 1 studies of BP1001-A, a drug product modification of prexigebersen, for the treatment of solid tumors and of BP1002 to treat relapsed/refractory acute myeloid leukemia (AML), including venetoclax resistant patients, in the coming weeks,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path Holdings. “The progress we are making today is laying the foundation for Bio-Path to achieve its mission to bring safe and effective new therapies to cancer patients who have limited treatment options.”

Recent Corporate Highlights

●	Presented BP1003 Data at 2022 American Association for Cancer Research (AACR) Annual Meeting. In April, Bio-Path presented a poster highlighting preclinical BP1003 data at the 2022 AACR Annual Meeting. The poster, titled “Targeting STAT3 with novel liposome-incorporated antisense oligonucleotide technology enhances the efficacy of paclitaxel (taxol) or 5-fluorouracil (5- FU) in breast and ovarian cancer cells,” was presented by Dr. Maria Gagliardi, Research Scientist at Bio-Path Holdings.

●	Appointed Aline Sherwood to Board of Directors. In April, Bio-Path announced the appointment of Aline Sherwood to the Company’s Board of Directors. Ms. Sherwood is Principal of Scienta Communications, an independent communications consultancy providing strategic public relations and corporate communications counsel to life sciences companies.

Financial Results for the Second Quarter Ended June 30, 2022

●	The Company reported a net loss of $3.0 million, or $0.42 per share, for the three months ended June 30, 2022, compared to a net loss of $1.8 million, or $0.26 per share, for the three months ended June 30, 2021.

●	Research and development expense for the three months ended June 30, 2022 increased to $1.9 million, compared to $0.8 million for the three months ended June 30, 2021, primarily due to manufacturing expenses related to drug product releases in the second quarter of 2022 and increased patient enrollment related to our Phase 2 clinical trial for prexigebersen in AML.

●	General and administrative expense for the three months ended June 30, 2022 was $1.2 million, an increase of $0.1 million compared to the three months ended June 30, 2021, primarily due to increased legal fees.

●	As of June 30, 2022, the Company had cash of $17.0 million, compared to $23.8 million at December 31, 2021. Net cash used in operating activities for the six months ended June 30, 2022, was $6.7 million compared to $4.2 million for the comparable period in 2021.

Conference Call and Webcast Information

Bio-Path Holdings will host a conference call and webcast today at 8:30 a.m. ET to review these second quarter 2022 financial results and to provide a general update on the Company. To access the conference call please dial (833) 630-1956 (domestic) or (412) 317-1837 (international). A live audio webcast of the call and the archived webcast will be available in the Media section of the Company’s website at www.biopathholdings.com.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers and BP1001-A, a drug product modification of prexigebersen, has been cleared by the FDA and Phase 1 studies in solid tumors will commence in 2022. The Company’s second product, BP1002, which targets the Bcl-2 protein, is being evaluated for the treatment of blood cancers and solid tumors, including lymphoma and acute myeloid leukemia. In addition, an IND is expected to be filed for BP1003, a novel liposome-incorporated STAT3 antisense oligodeoxynucleotide developed by Bio-Path as a specific inhibitor of STAT3, in 2022 or the first quarter of 2023.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the impact, risks and uncertainties related to COVID-19 and actions taken by governmental authorities or others in connection therewith, Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies, the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, the maintenance of intellectual property rights, that patents relating to existing or future patent applications will be issued or that any issued patents will provide meaningful protection of our drug candidates, and such other risks which are identified in Bio-Path's most recent Annual Report on Form 10- K, in any subsequent quarterly reports on Form 10-Q and in other reports that Bio-Path files with the Securities and Exchange Commission from time to time. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369